Exhibit 99.1
Contact: Igor Khislavsky
Director, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Third Quarter 2017
●	Total revenue increased 11.0% to $1,681 million
●	Property revenue increased 10.5% to $1,655 million
●	Net income increased 26.9% to $335 million
●	Adjusted EBITDA increased 13.7% to $1,040 million
●	Consolidated AFFO increased 16.6% to $748 million
Boston, Massachusetts – October 31, 2017: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter ended September 30, 2017.
Jim Taiclet, American Tower’s Chief Executive Officer stated, “Our strong third quarter performance was driven by robust organic tenant billings growth of 6.3% in the U.S. and 9.3% internationally. Notably, in the U.S., our organic growth was supported by the widespread adoption of unlimited data plans among subscribers of all four national mobile operators. According to independent industry analysts, subscribers who switch to these unlimited plans consume up to two times more mobile data on a daily basis.
Consequently, we expect that annual mobile data usage in the U.S. will continue to expand by an average of at least 25-30%, and will grow even more rapidly in our international markets over our next five year planning period. As a result, we anticipate ongoing aggregate U.S. wireless capital investments on the order of $30 billion per year, complemented by material network investments in our international markets.  We expect these global trends to drive substantial demand for tower space and support solid long-term AFFO per Share growth for American Tower.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter ended September 30, 2017 (all comparative information is presented against the quarter ended September 30, 2016).

($ in millions, except per share amounts)	Q3 2017	Growth Rate
Total revenue	$1,681	11.0%
Total property revenue	$1,655	10.5%
Total Tenant Billings Growth	$116	9.5%
Organic Tenant Billings Growth	$90	7.4%
Property Gross Margin	$1,147	13.0%
Property Gross Margin %	69.3%
Net income	$335	26.9%
Net income attributable to AMT common stockholders	$298	25.5%
Net income attributable to AMT common stockholders per diluted share	$0.69	25.5%
Adjusted EBITDA	$1,040	13.7%
Adjusted EBITDA Margin %	61.9%

NAREIT Funds From Operations (FFO) attributable to AMT common stockholders	$668	15.6%
Consolidated AFFO	$748	16.6%
Consolidated AFFO per Share	$1.73	16.1%
AFFO attributable to AMT common stockholders	$705	15.1%
AFFO attributable to AMT common stockholders per Share	$1.63	14.8%

Cash provided by operating activities	$653	(2.1)%
Less: total cash capital expenditures(1)	$190	18.4%
Free Cash Flow	$463	(8.6)%

(1)
Q3 2017 cash capital expenditures include $6.9 million of payments on capital leases of property and equipment, which are presented in the condensed consolidated statements of cash flows included herein under Repayments of notes payable, credit facilities, senior notes, term loan and capital leases.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” and “Unaudited Reconciliations to GAAP Measures and the Calculation of Defined Financial Measures” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter ended September 30, 2017, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q3 2017(1)
Distribution per share	$0.66
Aggregate amount (in millions)	$283
Year-over-year per share growth	20%
_______________
(1)    The distribution declared was paid in the fourth quarter of 2017 to stockholders of record as of the close of business on September 29, 2017.
In addition, the Company paid $19 million in preferred stock dividends during the third quarter of 2017.
Stock Repurchase Program – During the third quarter of 2017, the Company repurchased a total of 0.3 million shares of its common stock for $36 million under its stock repurchase program. As of October 24, 2017, the Company had repurchased a total of 5.9 million shares of its common stock, for a total of $738 million and had $373 million remaining under its existing stock repurchase program.
Capital Expenditures – During the third quarter of 2017, total capital expenditures were $190 million, of which $38 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions and Other Transactions – During the third quarter of 2017, the Company spent $100 million to acquire 938 sites, including 8 sites in the United States and 930 sites in international markets. This included 836 sites as part of the Company’s previously disclosed transaction in Paraguay.
Subsequent to the end of the third quarter of 2017, the Company acquired over 500 sites in the United States for total cash consideration of approximately $465 million. The Company also entered into an agreement pursuant to which it will acquire urban telecommunications assets in Mexico, including more than 50,000 concrete poles and approximately 2,100 route miles of fiber for total consideration of approximately $500 million, subject to certain adjustments. The Company expects this transaction to close by the end of 2017, subject to certain closing conditions, and to be immediately accretive to Consolidated AFFO per Share upon closing.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended September 30, 2017, the Company’s Net Leverage Ratio was 4.4x net debt (total debt less cash and cash equivalents) to third quarter 2017 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio
($ in millions, totals may not add due to rounding)	As of September 30, 2017
Total debt	$19,269
Less: Cash and cash equivalents	799
Net Debt	18,469
Divided By: Third quarter annualized Adjusted EBITDA(1)	4,161
Net Leverage Ratio	4.4x
_______________
(1)    Q3 2017 Adjusted EBITDA multiplied by four.
Liquidity – As of September 30, 2017, the Company had $2.5 billion of total liquidity, consisting of $0.8 billion in cash and cash equivalents plus the ability to borrow an aggregate of $1.7 billion under its revolving credit facilities, net of any outstanding letters of credit.
On July 31, 2017, the Company completed its previously announced redemption of all of its outstanding 4.500% senior unsecured notes due 2018.
Subsequent to the end of the third quarter of 2017, the Company borrowed an additional $690 million under its revolving credit facilities, which it used, together with cash on hand, to fund its acquisition of over 500 sites in the United States and for general corporate purposes.
FULL YEAR 2017 OUTLOOK
The following full year 2017 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of October 31, 2017. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.

The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for October 31, 2017 through December 31, 2017: (a) 17.90 Argentinean Pesos; (b) 3.20 Brazilian Reais; (c) 655 Chilean Pesos; (d) 3,080 Colombian Pesos; (e) 0.86 Euros; (f) 4.50 Ghanaian Cedi; (g) 64.60 Indian Rupees; (h) 18.40 Mexican Pesos; (i) 360 Nigerian Naira; (j) 5,600 Paraguayan Guarani; (k) 3.30 Peruvian Soles; (l) 13.65 South African Rand; and (m) 3,620 Ugandan Shillings.
The Company is raising the midpoint of its full year 2017 outlook for property revenue, Adjusted EBITDA and Consolidated AFFO by $15 million, $15 million and $30 million, respectively, and reducing the midpoint for net income by $20 million, primarily due to an adjustment to depreciation expense in the U.S.
The Company’s outlook reflects estimated favorable impacts from foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $21 million, $13 million and $13 million, respectively, as compared to the Company’s prior 2017 outlook. The impact of foreign currency rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (LIBOR) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on its website.

2017 Outlook ($ in millions)	Full Year 2017			Midpoint Growth
Total property revenue(1)	$6,510	to	$6,580	14.6%
Net income	1,340	to	1,380	40.2%
Adjusted EBITDA	4,070	to	4,110	15.1%
Consolidated AFFO	2,870	to	2,910	16.0%
_______________

(1)
Includes U.S. property revenue of $3,600 million to $3,620 million and international property revenue of $2,910 million to $2,960 million reflecting midpoint growth rates of 7.1% and 25.3%, respectively. The U.S. growth rate includes a negative impact of 1.2% from the non-recurrence of approximately $39 million in decommissioning revenue from 2016. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2017 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	$ N/A	$911	$911
Straight-line revenue	146	49	195
_______________

(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2017 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	>6%	~10%	~7-8%
New Site Tenant Billings	~0.4%	~15%	~5%
Total Tenant Billings Growth	>6.5%	~25%	~13%
_______________

(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2017
Discretionary capital projects(1)	$145	to	$175
Ground lease purchases	145	to	155
Start-up capital projects	180	to	200
Redevelopment	205	to	235
Capital improvement	110	to	120
Corporate	15	—	15
Total	$800	to	$900
_______________

(1)	Includes the construction of approximately 1,750 to 2,750 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2017
Net income	$1,340	to	$1,380
Interest expense	740	to	750
Depreciation, amortization and accretion	1,660	to	1,680
Income tax provision	120	to	110
Stock-based compensation expense	109	—	109
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	101	to	81
Adjusted EBITDA	$4,070	to	$4,110

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2017
Net income	$1,340	to	$1,380
Straight-line revenue	(195)	—	(195)
Straight-line expense	63	—	63
Depreciation, amortization and accretion	1,660	to	1,680
Stock-based compensation expense	109	—	109
Deferred portion of income tax	(25)	to	(15)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and dividends on preferred stock	43	to	23
Capital improvement capital expenditures	(110)	to	(120)
Corporate capital expenditures	(15)	—	(15)
Consolidated AFFO	$2,870	to	$2,910
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter ended September 30, 2017 and its updated outlook for full year 2017. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (800) 260-0718
International dial-in: (612) 288-0318
Passcode: 431354
When available, a replay of the call can be accessed until 11:59 p.m. ET on November 14, 2017. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 431354
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 149,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, NAREIT Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze our existing real estate portfolio growth as well as our development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on our real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Typically an immaterial portion of the Company’s total revenue, Other revenue represents revenue not captured by the above listed terms and can include items such as tenant settlements.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, the Latin America property segment Operating Profit and Gross Margin also include interest income, TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

NAREIT Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): NAREIT FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the NAREIT FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in NAREIT FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of our property assets in those periods. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both NAREIT FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given a significantly larger minority interest component of its business as a result of the Company’s Viom transaction and European joint venture with PGGM, which both closed in 2016.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2017 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) decrease in demand for our communications infrastructure would materially and adversely affect our operating results, and we cannot control that demand; (2) increasing competition for tenants in the tower industry may materially and adversely affect our revenue; (3) if our tenants share site infrastructure to a significant degree or consolidate or merge, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (7) competition for assets could adversely affect our ability to achieve our return on investment criteria; (8) new technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues; (9) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (10) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities and the terms of our preferred stock could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; (15) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from such towers will be eliminated; (16) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (17) we could have liability under environmental and occupational safety and health laws; and (18) our towers, data centers or computer systems may be affected by natural disasters and other unforeseen events for which our insurance may not provide adequate coverage. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$799,467	$787,161
Restricted cash	155,208	149,281
Short-term investments	1,032	4,026
Accounts receivable, net	508,626	308,369
Prepaid and other current assets	499,241	441,033
Total current assets	1,963,574	1,689,870
PROPERTY AND EQUIPMENT, net	10,795,057	10,517,258
GOODWILL	5,371,679	5,070,680
OTHER INTANGIBLE ASSETS, net	11,580,994	11,274,611
DEFERRED TAX ASSET	221,759	195,678
DEFERRED RENT ASSET	1,454,780	1,289,530
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	931,483	841,523
TOTAL	$32,319,326	$30,879,150
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$119,745	$118,666
Accrued expenses	774,072	620,563
Distributions payable	286,911	250,550
Accrued interest	103,242	157,297
Current portion of long-term obligations	687,382	238,806
Unearned revenue	288,884	245,387
Total current liabilities	2,260,236	1,631,269
LONG-TERM OBLIGATIONS	18,581,381	18,294,659
ASSET RETIREMENT OBLIGATIONS	1,054,092	965,507
DEFERRED TAX LIABILITY	976,725	777,572
OTHER NON-CURRENT LIABILITIES	1,190,486	1,142,723
Total liabilities	24,062,920	22,811,730
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,146,773	1,091,220
EQUITY:
Preferred stock, Series A	—	60
Preferred stock, Series B	14	14
Common stock	4,375	4,299
Additional paid-in capital	10,212,535	10,043,559
Distributions in excess of earnings	(975,158)	(1,076,965)
Accumulated other comprehensive loss	(1,839,029)	(1,999,332)
Treasury stock	(884,610)	(207,740)
Total American Tower Corporation equity	6,518,127	6,763,895
Noncontrolling interests	591,506	212,305
Total equity	7,109,633	6,976,200
TOTAL	$32,319,326	$30,879,150

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
REVENUES:
Property	$1,655,349	$1,497,936	$4,887,588	$4,191,779
Services	25,417	16,909	71,850	54,340
Total operating revenues	1,680,766	1,514,845	4,959,438	4,246,119
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (including stock-based compensation expense of $476, $426, $1,776 and $1,325, respectively)	511,151	485,525	1,504,552	1,280,386
Services (including stock-based compensation expense of $189, $172, $613 and $578, respectively)	8,608	5,712	25,098	22,007
Depreciation, amortization and accretion	432,354	397,999	1,249,849	1,137,398
Selling, general, administrative and development expense (including stock-based compensation expense of $23,798, $19,628, $84,034 and $68,309, respectively)	147,961	131,537	465,905	405,086
Other operating expenses	19,541	14,998	44,595	37,509
Total operating expenses	1,119,615	1,035,771	3,289,999	2,882,386
OPERATING INCOME	561,151	479,074	1,669,439	1,363,733
OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net of interest expense of $292, $279, $874 and $846, respectively	2,713	2,742	8,183	8,206
Interest income	8,313	6,376	26,551	16,378
Interest expense	(188,784)	(190,160)	(559,507)	(531,076)
(Loss) gain on retirement of long-term obligations	(14,183)	—	(69,897)	830
Other (expense) income (including unrealized foreign currency (losses) gains of ($5,344), ($8,321), $30,392 and ($3,544), respectively)	(1,114)	(12,260)	39,970	(25,894)
Total other expense	(193,055)	(193,302)	(554,700)	(531,556)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	368,096	285,772	1,114,739	832,177
Income tax provision	(33,412)	(22,037)	(84,155)	(94,671)
NET INCOME	334,684	263,735	1,030,584	737,506
Net (income) loss attributable to noncontrolling interests	(17,416)	774	(30,185)	(10,288)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	317,268	264,509	1,000,399	727,218
Dividends on preferred stock	(18,907)	(26,781)	(68,531)	(80,344)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$298,361	$237,728	$931,868	$646,874
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.70	$0.56	$2.18	$1.52
Diluted net income attributable to American Tower Corporation common stockholders	$0.69	$0.55	$2.16	$1.51
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	429,281	425,517	427,960	424,831
DILUTED	432,831	429,925	431,319	429,019

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,030,584	$737,506
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,249,849	1,137,398
Stock-based compensation expense	86,423	70,212
Loss (gain) on early retirement of long-term obligations	69,897	(830)
Other non-cash items reflected in statements of operations	(6,574)	120,170
(Increase) decrease in restricted cash	(4,822)	4,126
Increase in net deferred rent balances	(106,048)	(51,762)
Increase in assets	(265,641)	(8,863)
Increase (decrease) in liabilities	78,084	(29,526)
Cash provided by operating activities	2,131,752	1,978,431
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(554,967)	(475,174)
Payments for acquisitions, net of cash acquired	(956,943)	(1,309,915)
Payment for Verizon transaction	—	(4,748)
Proceeds from sales of short-term investments and other non-current assets	10,144	4,459
Deposits, restricted cash, investments and other	(8,730)	(824)
Cash used for investing activities	(1,510,496)	(1,786,202)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of short-term borrowings, net	—	(7,337)
Borrowings under credit facilities	3,667,020	1,600,283
Proceeds from issuance of senior notes, net	1,279,435	3,236,383
Repayments of notes payable, credit facilities, senior notes, term loan and capital leases(1)	(4,295,715)	(4,116,645)
Contributions from (distributions to) noncontrolling interest holders, net	264,685	(700)
Purchases of common stock	(669,690)	—
Proceeds from stock options and ESPP	105,717	76,601
Distributions paid on preferred stock	(72,468)	(80,344)
Distributions paid on common stock	(789,522)	(651,966)
Payment for early retirement of long-term obligations	(75,274)	(125)
Deferred financing costs and other financing activities	(28,114)	(29,423)
Cash (used for) provided by financing activities	(613,926)	26,727
Net effect of changes in foreign currency exchange rates on cash and cash equivalents	4,976	(9,284)
NET INCREASE IN CASH AND CASH EQUIVALENTS	12,306	209,672
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	787,161	320,686
CASH AND CASH EQUIVALENTS, END OF PERIOD	$799,467	$530,358
CASH PAID FOR INCOME TAXES, NET	$87,672	$71,868
CASH PAID FOR INTEREST	$584,310	$516,382
_______________

(1)	Nine months ended September 30, 2017 and September 30, 2016 includes $23.0 million and $13.8 million, respectively, of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2017
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$904	$298	$298	$155	$751	$1,655	$25	$1,681
Segment operating expenses(1)	188	98	165	60	323	511	8	519
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$716	$203	$133	$96	$431	$1,147	$17	$1,164
Segment SG&A(1)	41	19	12	15	46	88	4	91
Segment Operating Profit	$675	$184	$120	$80	$385	$1,060	$13	$1,073
Segment Operating Profit Margin	75%	62%	40%	52%	51%	64%	53%	64%

Revenue Growth	8.0%	14.5%	10.2%	19.0%	13.7%	10.5%	50.3%	11.0%
Total Tenant Billings Growth	6.6%	13.0%	9.0%	27.4%	14.7%	9.5%
Organic Tenant Billings Growth	6.3%	10.2%	8.4%	9.1%	9.3%	7.4%

Revenue Components(2)
Prior-Year Tenant Billings	$787	$181	$160	$97	$437	$1,225
Colocations/Amendments	38	10	16	4	31	69
Escalations	24	9	3	6	18	42
Cancellations	(13)	(1)	(6)	(1)	(8)	(21)
Other	(0)	1	0	(0)	1	0
Organic Tenant Billings	$837	$200	$173	$105	$478	$1,315
New Site Tenant Billings	2	5	1	18	24	26
Total Tenant Billings	$839	$205	$174	$123	$502	$1,341
Foreign Currency Exchange Impact(3)	—	6	7	(3)	11	11
Total Tenant Billings (Current Period)	$839	$211	$182	$120	$512	$1,352

Straight-Line Revenue	37	6	4	1	11	48
Prepaid Amortization Revenue	27	0	—	0	1	27
Other Revenue	2	2	(14)	2	(10)	(8)
International Pass-Through Revenue	—	76	121	34	231	231
Foreign Currency Exchange Impact(4)	—	2	5	(1)	6	6
Total Property Revenue (Current Period)	$904	$298	$298	$155	$751	$1,655
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(4)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended September 30, 2016
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$837	$260	$270	$131	$661	$1,498	$17	$1,515
Segment operating expenses(1)	189	88	154	54	296	485	6	491
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$648	$175	$116	$77	$367	$1,016	$11	$1,027
Segment SG&A(1)	36	15	15	13	43	79	3	82
Segment Operating Profit	$613	$159	$101	$64	$324	$937	$9	$945
Segment Operating Profit Margin	73%	61%	37%	49%	49%	63%	51%	62%

Revenue Growth	3.6%	19.0%	338.4%	4.9%	63.2%	23.5%	(32.5)%	22.4%
Total Tenant Billings Growth	5.8%	20.3%	355.9%	14.5%	62.1%	21.1%
Organic Tenant Billings Growth	5.7%	13.9%	11.2%	12.0%	13.0%	7.7%

Revenue Components(2)
Prior-Year Tenant Billings	$744	$152	$36	$91	$279	$1,023
Colocations/Amendments	33	10	5	5	20	53
Escalations	21	12	2	5	19	40
Cancellations	(13)	(1)	(3)	(1)	(5)	(18)
Other	2	1	(0)	1	1	3
Organic Tenant Billings	$786	$173	$40	$102	$315	$1,101
New Site Tenant Billings	1	10	125	2	137	138
Total Tenant Billings	$787	$182	$165	$104	$451	$1,239
Foreign Currency Exchange Impact(3)	—	(1)	(5)	(7)	(14)	(14)
Total Tenant Billings (Current Period)	$787	$181	$160	$97	$437	$1,225

Straight-Line Revenue	20	9	6	1	15	36
Prepaid Amortization Revenue	23	0	—	0	0	24
Other Revenue	6	2	(4)	(1)	(2)	4
International Pass-Through Revenue	—	69	112	42	223	223
Foreign Currency Exchange Impact(4)	—	(1)	(4)	(8)	(13)	(13)
Total Property Revenue (Current Period)	$837	$260	$270	$131	$661	$1,498
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(4)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in thousands, totals may not add due to rounding.)
The reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended September 30,
	2017	2016
Net income	$334,684	$263,735
Income tax provision	33,412	22,037
Other expense	1,114	12,260
Loss on retirement of long-term obligations	14,183	—
Interest expense	188,784	190,160
Interest income	(8,313)	(6,376)
Other operating expenses	19,541	14,998
Depreciation, amortization and accretion	432,354	397,999
Stock-based compensation expense	24,463	20,226
Adjusted EBITDA	$1,040,222	$915,039
Total revenue	1,680,766	1,514,845
Adjusted EBITDA Margin	62%	60%
The reconciliation of NAREIT FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are presented below:

	Three Months Ended September 30,
	2017	2016
Net income	$334,684	$263,735
Real estate related depreciation, amortization and accretion	387,108	355,721
Losses from sale or disposal of real estate and real estate related impairment charges	12,806	12,150
Dividends on preferred stock	(18,907)	(26,781)
Adjustments for unconsolidated affiliates and noncontrolling interests	(47,739)	(27,224)
NAREIT FFO attributable to AMT common stockholders	$667,952	$577,601
Straight-line revenue	(48,644)	(34,645)
Straight-line expense	14,067	17,814
Stock-based compensation expense	24,463	20,226
Deferred portion of income tax	6,124	582
Non-real estate related depreciation, amortization and accretion	45,246	42,278
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	7,340	5,578
Other expense(1)	1,114	12,260
Loss on retirement of long-term obligations	14,183	—
Other operating expense(2)	6,736	2,848
Capital improvement capital expenditures	(32,574)	(27,975)
Corporate capital expenditures	(5,747)	(2,508)
Adjustments for unconsolidated affiliates and noncontrolling interests	47,739	27,224
Consolidated AFFO	747,999	641,283
Adjustments for unconsolidated affiliates and noncontrolling interests(3)	(43,337)	(29,315)
AFFO attributable to AMT common stockholders	$704,662	$611,968
Divided by weighted average diluted shares outstanding	432,831	429,925
Consolidated AFFO per Share	$1.73	$1.49
AFFO attributable to AMT common stockholders per Share	$1.63	$1.42
_______________

(1)	Includes unrealized losses on foreign currency exchange rate fluctuations of $5.3 million and $8.3 million, respectively.

(2)	Primarily includes integration and acquisition-related costs.

(3)	Includes adjustments for the impact on both NAREIT FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.